Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2016 RESULTS
Company reports EPS of $1.29 for the quarter. Core EPS were $1.17 for the quarter, up 8%.
Net Sales increased 3% for the quarter and year-to-date.
Foreign currency translation reduced Net Sales and Reported EPS by 1% in the quarter.
Company raises guidance and now expects full year 2016 Core EPS in the $4.32 to $4.40 range and expects to return over $1 billion to shareholders in the form of stock repurchases and dividends.
Plano, TX, October 27, 2016 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2016 EPS of $1.29, including a $0.09 tax gain, compared to $1.05 in the prior year period. Core EPS were $1.17, up 8% compared to $1.08 in the prior year period. Year-to-date, the company reported earnings of $3.64 per diluted share compared to $3.00 per diluted share in the prior year period. Core EPS were $3.35, up 11% compared to $3.02 in the prior year period.

For the quarter, reported net sales of $1.68 billion increased 3% on favorable product and package mix, a 1% increase in sales volumes and higher pricing. Net sales growth was reduced in the quarter by 1 percentage point of unfavorable foreign currency translation. Reported segment operating profit (SOP) increased 3%, or $12 million, on net sales growth, lower logistics costs and ongoing productivity improvements, which were partially offset by a $16 million increase in planned marketing investments and increases in certain other operating expenses.

Reported income from operations for the quarter was $373 million, which included $9 million in unrealized commodity mark-to-market gains and a $5 million non-cash gain on the step-acquisition of our joint venture Aguafiel business in Mexico. Reported income from operations was $337 million in the prior year period, which included $9 million in unrealized commodity mark-to-market losses. Core income from operations for the quarter was $364 million, up 5%, and represented 21.7% of net sales compared to 21.3% in the prior year period.

Year-to-date, reported net sales of $4.86 billion increased 3%. Reported income from operations was $1.10 billion, including $41 million in unrealized commodity mark-to-market gains. Foreign currency translation negatively impacted reported net sales and reported income from operations by 1%. Reported income from operations in the prior year period was $976 million, which included $5 million in unrealized commodity mark-to-market losses. Core income from operations was $1.06 billion, up 8%, representing 21.7% of net sales compared to 20.8% in the prior year.

DPS President and CEO Larry Young said, “I’m proud of our teams for continuing to drive strong performance across our portfolio in a competitive and fragmented market.”

Young continued, “We gained both dollar and volume share in our largest category, CSDs, in Nielsen measured markets and our strategy of driving aligned communication and execution across our priority brands is driving positive results. Our allied brand partnerships are allowing us to compete in fast growing categories and Rapid Continuous Improvement (RCI) continues to be the foundation on which the organization operates.”

EPS reconciliation	Third Quarter			Year-to-Date
	2016	2015	Percent Change	2016	2015	Percent Change
Reported EPS	$1.29	$1.05	23	$3.64	$3.00	21

Unrealized commodity mark-to-market net (gain)/loss	(0.03)	0.03		(0.13)	0.01

Items affecting comparability
- Legal entity restructuring	(0.09)	—		(0.09)	—
- Extinguishment gain	—	—		(0.07)	—
- Litigation provision	—	—		—	0.01
Core EPS	$1.17	$1.08	8	$3.35	$3.02	11
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2016 results	As Reported		Currency Neutral (Translation)
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	2	1	2	1
Sales Volume	1	1	1	1
Net Sales	3	3	4	4
SOP	3	6	3	7
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 2%, with carbonated soft drinks (CSDs) increasing 2% and non-carbonated beverages (NCBs) flat.

By geography, U.S. and Canada volume increased 1%, and Mexico and the Caribbean volume increased 4%.

In CSDs, Dr Pepper increased 1% driven by growth in both our fountain foodservice and bottle-can businesses. Our Core 4 brands increased 2%, as a mid-single-digit increase in Canada Dry and a low-single-digit increase in Sunkist were partially offset by low-single-digit decreases in A&W and 7UP.

Squirt increased 7% in the quarter on strong growth in both the U.S. and Mexico, and Schweppes grew 9%. Crush grew 4% and Peñafiel grew 1%. Fountain foodservice volume increased 2% in the quarter.

In NCBs, our water category grew 16% on strong growth in Bai brands, FIJI and Aguafiel. Clamato increased 5% in the quarter, and Snapple was flat. Hawaiian Punch decreased 6% primarily as a result of reduced promotional activity and higher pricing for our single-serve packages, and Mott’s decreased 6% in the quarter, as growth in sauce was more than offset by decreases in juice.

Sales Volume
Sales volumes increased 1% in the quarter and year-to-date.

2016 Segment results	Third Quarter
(Percent Change)	Sales Volume	As Reported		Currency Neutral(Translation)
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	1	5	—	5	—
Packaged Beverages	—	4	7	4	7
Latin America Beverages	4	(6)	(13)	5	(4)
Total	1	3	3	4	3

2016 Segment results	Year-to-Date
(Percent Change)	Sales Volume	As Reported		Currency Neutral (Translation)
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	1	3	2	3	2
Packaged Beverages	(1)	4	13	4	13
Latin America Beverages	5	(7)	(12)	7	—
Total	1	3	6	4	7

Beverage Concentrates
Net sales increased 5% in the quarter on concentrate price increases taken earlier in the year, favorable product mix and a 1% increase in concentrate shipments. SOP was flat, as net sales growth was offset by a $10 million increase in planned marketing investments.

Packaged Beverages
Net sales increased 4% in the quarter on favorable product and package mix, lower discounts driven by a favorable trade accrual adjustment and higher pricing. SOP increased 7% on net sales growth, lower logistics costs and ongoing productivity improvements. These increases were partially offset by a $6 million increase in planned marketing investments and increases in certain other operating expenses.

Latin America Beverages
Net sales increased 5% in the quarter on higher net pricing and a 4% increase in sales volume. SOP was 4% lower in the quarter, as the segment incurred $3 million of higher U.S. dollar denominated input costs which caused a 13% decline in SOP. The aforementioned foreign currency transaction cost taken together with increases in certain other operating expenses collectively more than offset net sales growth and ongoing productivity improvements.

Corporate and Other Items
For the quarter, corporate costs totaled $64 million, which included $9 million in unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $83 million, which included $9 million in unrealized commodity mark-to-market losses.

Other income increased $5 million in the quarter as a result of a non-cash gain on the step-acquisition of our joint venture Aguafiel business in Mexico.

Net interest expense increased $4 million in the quarter driven by higher debt balances and the refinancing of certain debt in the prior year.

For the quarter, the reported effective tax rate was 29.7%, which included a $17 million tax benefit associated with a legal entity restructuring. The effective tax rate in the prior year period was 34.4%.

Cash Flow
Year-to-date, the company generated $683 million of cash from operating activities compared to $723 million in the prior year period. Capital spending totaled $110 million compared to $71 million in the prior year period. The company returned $748 million to shareholders in the form of stock repurchases ($460 million) and dividends ($288 million).

2016 Full Year Guidance
The company continues to expect full year reported net sales to be up approximately 2% and now expects core EPS to be in the $4.32 to $4.40 range. Collectively, foreign currency translation and transaction are expected to continue to negatively impact net sales by approximately 1% and core EPS growth by approximately 3%.

The company continues to expect packaging and ingredient costs to decrease COGS by approximately 1% on a constant volume/mix basis.

The company now expects its core tax rate to be approximately 35%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company continues to expect to repurchase $650 million to $700 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are non-GAAP financial measures and are determined utilizing reported financial numbers, adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results and the outlook for 2016. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have six of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
# # # #

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$1,680	$1,630	$4,862	$4,736
Cost of sales	683	673	1,955	1,949
Gross profit	997	957	2,907	2,787
Selling, general and administrative expenses	603	592	1,739	1,730
Depreciation and amortization	24	26	74	79
Other operating (income) expense, net	(3)	2	(4)	2
Income from operations	373	337	1,098	976
Interest expense	33	28	99	83
Interest income	(1)	—	(2)	(1)
Other (income) expense, net	(2)	1	(25)	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	343	308	1,026	893
Provision for income taxes	102	106	343	314
Income before equity in earnings of unconsolidated subsidiaries	241	202	683	579
Equity in earnings of unconsolidated subsidiaries, net of tax	(1)	—	(1)	—
Net income	$240	$202	$682	$579
Earnings per common share:
Basic	$1.30	$1.06	$3.66	$3.02
Diluted	1.29	1.05	3.64	3.00
Weighted average common shares outstanding:
Basic	184.8	190.4	186.1	191.6
Diluted	185.7	191.5	187.1	192.8

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2016 and December 31, 2015
(Unaudited, in millions, except share and per share data)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$620	$911
Accounts receivable:
Trade, net	581	570
Other	59	58
Inventories	226	209
Prepaid expenses and other current assets	116	69
Total current assets	1,602	1,817
Property, plant and equipment, net	1,124	1,156
Investments in unconsolidated subsidiaries	24	31
Goodwill	2,994	2,988
Other intangible assets, net	2,657	2,663
Other non-current assets	210	150
Non-current deferred tax assets	62	64
Total assets	$8,673	$8,869
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$311	$277
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	368	507
Income taxes payable	52	27
Other current liabilities	688	708
Total current liabilities	1,483	1,583
Long-term obligations	2,956	2,875
Non-current deferred tax liabilities	781	787
Non-current deferred revenue	1,134	1,181
Other non-current liabilities	190	260
Total liabilities	6,544	6,686
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 183,789,060 and 187,841,509 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	94	211
Retained earnings	2,246	2,165
Accumulated other comprehensive loss	(213)	(195)
Total stockholders' equity	2,129	2,183
Total liabilities and stockholders' equity	$8,673	$8,869

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2016 and 2015
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
(in millions)	2016	2015
Operating activities:
Net income	$682	$579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	142	143
Amortization expense	24	25
Amortization of deferred revenue	(48)	(48)
Employee stock-based compensation expense	33	33
Deferred income taxes	—	27
Gain on step acquisition of unconsolidated subsidiaries	(5)	—
Gain on extinguishment of multi-employer plan withdrawal liability	(21)	—
Unrealized (gain)/loss on derivatives	(41)	5
Other, net	(17)	(12)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(14)	(25)
Other accounts receivable	(5)	3
Inventories	(19)	(2)
Other current and non-current assets	(61)	(33)
Other current and non-current liabilities	(48)	(35)
Trade accounts payable	35	25
Income taxes payable	46	38
Net cash provided by operating activities	683	723
Investing activities:
Acquisition of business	(15)	—
Cash acquired in step acquisition of unconsolidated subsidiaries	17	—
Purchase of property, plant and equipment	(110)	(71)
Purchase of intangible assets	(1)	(1)
Investment in unconsolidated subsidiaries	(6)	(20)
Purchase of cost method investment	(1)	(15)
Proceeds from disposals of property, plant and equipment	4	12
Other, net	(7)	—
Net cash used in investing activities	(119)	(95)
Financing activities:
Proceeds from issuance of senior unsecured notes	400	—
Repayment of senior unsecured notes	(500)	—
Repurchase of shares of common stock	(460)	(404)
Dividends paid	(288)	(264)
Tax withholdings related to net share settlements of certain stock awards	(31)	(27)
Proceeds from stock options exercised	14	28
Excess tax benefit on stock-based compensation	22	22
Deferred financing charges paid	(3)	—
Capital lease payments	(6)	(3)
Other, net	(2)	—
Net cash used in financing activities	(854)	(648)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(290)	(20)
Effect of exchange rate changes on cash and cash equivalents	(1)	(10)
Cash and cash equivalents at beginning of period	911	237
Cash and cash equivalents at end of period	$620	$207

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Segment Results – Net sales
Beverage Concentrates	$323	$308	$952	$923
Packaged Beverages	1,236	1,193	3,558	3,434
Latin America Beverages	121	129	352	379
Net sales	$1,680	$1,630	$4,862	$4,736

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Segment Results – SOP
Beverage Concentrates	$205	$204	$622	$609
Packaged Beverages	208	194	592	525
Latin America Beverages	21	24	60	68
Total SOP	434	422	1,274	1,202
Unallocated corporate costs	64	83	180	224
Other operating (income) expense, net	(3)	2	(4)	2
Income from operations	373	337	1,098	976
Interest expense, net	32	28	97	82
Other (income) expense, net	(2)	1	(25)	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$343	$308	$1,026	$893

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the nine months ended September 30, 2016 and 2015, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the three and nine months ended September 30, 2016, are (i) a gain on the extinguishment of a multi-employer withdrawal liability and (ii) an income tax benefit driven by a restructuring of the ownership of our Canadian business. The certain item excluded for the three and nine months ended September 30, 2015, is an adjustment to a previously disclosed litigation provision.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended September 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	5%	4%	(6)%	3%
Impact of foreign currency	—%	—%	11%	1%
Net sales, as adjusted to currency neutral	5%	4%	5%	4%

	For the Three Months Ended September 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	—%	7%	(13)%	3%
Impact of foreign currency	—%	—%	9%	—%
SOP, as adjusted to currency neutral	—%	7%	(4)%	3%

	For the Nine Months Ended September 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	4%	(7)%	3%
Impact of foreign currency	—%	—%	14%	1%
Net sales, as adjusted to currency neutral	3%	4%	7%	4%

	For the Nine Months Ended September 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	13%	(12)%	6%
Impact of foreign currency	—%	—%	12%	1%
SOP, as adjusted to currency neutral	2%	13%	—%	7%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2016	2015	Change
Net cash provided by operating activities	$683	$723	$(40)
Purchase of property, plant and equipment	(110)	(71)
Free Cash Flow	$573	$652	$(79)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2016
	Reported	Mark to Market	Legal Entity Restructuring	Total Adjustments	Core	Impact of foreign currency translation	Currency Neutral Core
Net sales	$1,680	$—	$—	$—	$1,680	$15	$1,695
Cost of sales	683	5	—	5	688	8	696
Gross profit	997	(5)	—	(5)	992	7	999
Selling, general and administrative expenses	603	4	—	4	607	6	613
Depreciation and amortization	24	—	—	—	24	1	25
Other operating (income) expense, net	(3)	—	—	—	(3)	—	(3)
Income from operations	373	(9)	—	(9)	364	—	364
Interest expense	33	—	—	—	33	—	33
Interest income	(1)	—	—	—	(1)	—	(1)
Other (income) expense, net	(2)	—	—	—	(2)	(1)	(3)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	343	(9)	—	(9)	334	1	335
Provision for income taxes	102	(3)	17	14	116	—	116
Income before equity in earnings of unconsolidated subsidiaries	241	(6)	(17)	(23)	218	1	219
Equity in earnings of unconsolidated subsidiaries, net of tax	(1)	—	—	—	(1)	—	(1)
Net income	$240	$(6)	$(17)	$(23)	$217	$1	$218

Diluted earnings per common share	$1.29	$(0.03)	$(0.09)	$(0.12)	$1.17	$0.01	$1.18
Effective tax rate	29.7%				34.7%
Operating margin	22.2%				21.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$1,630	$—	$—	$—	$1,630
Cost of sales	673	(7)	—	(7)	666
Gross profit	957	7	—	7	964
Selling, general and administrative expenses	592	(2)	(1)	(3)	589
Depreciation and amortization	26	—	—	—	26
Other operating (income) expense, net	2	—	—	—	2
Income from operations	337	9	1	10	347
Interest expense	28	—	—	—	28
Interest income	—	—	—	—	—
Other (income) expense, net	1	—	—	—	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	308	9	1	10	318
Provision for income taxes	106	4	1	5	111
Income before equity in earnings of unconsolidated subsidiaries	202	5	—	5	207
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$202	$5	$—	$5	$207

Diluted earnings per common share	$1.05	$0.03	$—	$0.03	$1.08
Effective tax rate	34.4%				34.9%
Operating margin	20.7%				21.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Legal Entity Restructuring	Total Adjustments	Core	Impact of foreign currency translation	Currency Neutral Core
Net sales	$4,862	$—	$—	$—	$—	$4,862	$62	$4,924
Cost of sales	1,955	21	—	—	21	1,976	30	2,006
Gross profit	2,907	(21)	—	—	(21)	2,886	32	2,918
Selling, general and administrative expenses	1,739	20	—	—	20	1,759	22	1,781
Depreciation and amortization	74	—	—	—	—	74	1	75
Other operating (income) expense, net	(4)	—	—	—	—	(4)	—	(4)
Income from operations	1,098	(41)	—	—	(41)	1,057	9	1,066
Interest expense	99	—	—	—	—	99	—	99
Interest income	(2)	—	—	—	—	(2)	—	(2)
Other (income) expense, net	(25)	—	21	—	21	(4)	—	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	1,026	(41)	(21)	—	(62)	964	9	973
Provision for income taxes	343	(15)	(9)	17	(7)	336	2	338
Income before equity in earnings of unconsolidated subsidiaries	683	(26)	(12)	(17)	(55)	628	7	635
Equity in earnings of unconsolidated subsidiaries, net of tax	(1)	—	—	—	—	(1)	—	(1)
Net income	$682	$(26)	$(12)	$(17)	$(55)	$627	$7	$634

Diluted earnings per common share	$3.64	$(0.13)	$(0.07)	$(0.09)	$(0.29)	$3.35	$0.04	$3.39
Effective tax rate	33.4%					34.9%
Operating margin	22.6%					21.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$4,736	$—	$—	$—	$4,736
Cost of sales	1,949	(11)	—	(11)	1,938
Gross profit	2,787	11	—	11	2,798
Selling, general and administrative expenses	1,730	6	(2)	4	1,734
Depreciation and amortization	79	—	—	—	79
Other operating (income) expense, net	2	—	—	—	2
Income from operations	976	5	2	7	983
Interest expense	83	—	—	—	83
Interest income	(1)	—	—	—	(1)
Other (income) expense, net	1	—	—	—	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	893	5	2	7	900
Provision for income taxes	314	2	1	3	317
Income before equity in earnings of unconsolidated subsidiaries	579	3	1	4	583
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$579	$3	$1	$4	583

Diluted earnings per common share	$3.00	$0.01	$0.01	$0.02	$3.02
Effective tax rate	35.2%				35.2%
Operating margin	20.6%				20.8%